                            THACHER PROFFITT & WOOD
                             Two World Trade Center
                           New York, New York  10048


(212) 912-7628

                               July 24, 1996


Home Federal Savings and Loan Association of Elgin
16 North Spring Street
Elgin, Illinois 60120-5569

Dear Sirs:

        You have requested our opinion regarding certain federal income tax consequences of the proposed conversion of Home Federal Savings and Loan Association of Elgin (the "Association") from a federally chartered mutual savings and loan association to a federally chartered capital stock savings and loan association (the "Conversion"), the sale of all of the outstanding capital stock of the Association to Home Bancorp of Elgin, Inc., a Delaware corporation (the "Company"), and the sale by the Company of up to 7,009,250 shares of its common stock, par value of $.01 per share (the "Common Stock") to the Association's Eligible Account Holders, Supplemental Eligible Account Holders and certain other parties, pursuant to the Plan of Conversion of Home Federal Savings and Loan Association of Elgin, adopted by the Board of Directors of the Association on April 18, 1996 (the "Plan"). These and related transactions are described in the Plan and in the prospectus included in the Company's Registration Statement filed on Form S-1 with the Securities and Exchange Commission in connection with the Conversion (the "Prospectus"). We are rendering this opinion pursuant to Article VI of the Plan. All capitalized terms used but not defined in this letter shall have the meanings set forth in the Plan or Prospectus.

        In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan and the Prospectus and of such corporate records of the Association and the Company as we have deemed appropriate. We have also relied, without independent verification, upon the July 24, 1996 letter of the Association and the Company to Thacher Proffitt and Wood containing certain representations. We have assumed that the Association, the Company and other parties will act in accordance with the Plan, and that the representations made by the Association and the Company in the foregoing letter are true. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

Home Federal Savings and Loan Association of Elgin
July 24, 1996                                                          Page 2.

        Based on and subject to the foregoing, it is our opinion that, for federal income tax purposes, under current law:

        1. The Association's change in form from mutual to stock ownership will constitute a reorganization under section 368(a)(1)(F) of the Internal Revenue Code of 1986, and neither the Association nor the Company will recognize any gain or loss as a result of the Conversion.

        2. No gain or loss will be recognized by the Association or the Company upon the purchase of the Association's capital stock by the Company in the Conversion, or by the Company upon the purchase of shares of Common Stock pursuant to the Plan.

        3. No gain or loss will be recognized by Eligible Account Holders or by Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in, and interests in the liquidation account of, the Association in its stock form in exchange for their deposit accounts in the Association in its mutual form.

        4. The tax basis of the depositors' deposit accounts in the Association in its stock form immediately after the Conversion will be the same as the basis of their deposit accounts in the Association in its mutual form immediately prior to the Conversion.

        5. The tax basis of each Eligible Account Holder's and each Supplemental Eligible Account Holder's interest in the liquidation account of the Association will be zero.

        6. No gain or loss will be recognized by Eligible Account Holders or by Supplemental Eligible Account Holders upon the distribution to them of nontransferable subscription rights to purchase shares of the Common Stock, provided that the amount to be paid for the Common Stock pursuant to such subscription rights is equal to the fair market value of such stock.

        7. The tax basis to the stockholders of the shares of Common Stock purchased in the Conversion pursuant to the subscription rights will be the amount paid therefor, and the holding period for such shares of Common Stock will begin on the date on which such subscription rights are exercised.

        In rendering opinion 6, above, and our opinion regarding the tax basis of shares of Common Stock in 7, above, we have relied, without independent verification, on the opinion of RP Financial that the nontransferable subscription rights have no value.

        This opinion is given solely for the benefit of the parties to the Plan and Eligible Account Holders, Supplemental Eligible Account Holders and other investors who purchase shares pursuant to the Company's Registration Statement on Form S-1 (the "Registration Statement"), and may not be relied upon by any other party or entity or referred to in any document without our express written

Home Federal Savings and Loan Association of Elgin
July 24, 1996                                                          Page 3.

consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the Application for Conversion on Form AC of the Association.


        Very truly yours,

                                     THACHER PROFFITT & WOOD



                                     By: /s/ James R. Shorter
                                         --------------------
                                         James R. Shorter


AJC:jwl